Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-108569 and 333-60825) of Air Methods Corporation of our report dated June 27, 2016 with respect to the statements of net assets available for benefits of the Air Methods Corporation 401(k) Plan as of December 31, 2015 and 2014, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the December 31, 2015, annual report on Form 11-K of the Air Methods Corporation 401(k) Plan.

EKS&H LLLP

June 27, 2016

Denver, Colorado